EXHIBIT 99.1

                  UNILEVER COMPLETES BESTFOODS ACQUISITION

NEW YORK, Oct. 4, 2000 -- Unilever is pleased to announce that, with all conditions having been satisfied, the acquisition of Bestfoods has today been completed.

UNILEVER BACKGROUND: Unilever is one of the world's largest consumer products companies with sales in excess of $45 billion. It produces and markets a wide range of foods, home and personal care products. Unilever operates in 88 countries around the globe and employs 255,000 people.

In the United States, Unilever sales exceeded $8 billion in 1999. It employs 22,000 people and has 72 offices and manufacturing sites in 24 states. Two of Unilever's 12 global Business Groups are headquartered in the United States. Some of their major products are: Foods - North America:
Lipton teas, soups, recipe products and side dishes; Wish-Bone salad dressings; Lawry's seasonings and specialty sauces; Imperial, Promise, Country Crock, "I Can't Believe It's Not Butter!", Brummel & Brown spreads and sprays; Ragu pasta and pizza sauces; Five Brothers premium pasta sauces; Klondike, Good-Humor, Popsicle, Breyers and Ben & Jerry's ice cream products, Gorton's frozen seafood products and Slim-Fast nutritional and health snack products. Unilever Home and Personal Care - North America:
Wisk, "all" and Surf laundry detergents; Snuggle and Final Touch fabric softeners; Sunlight dish detergents; Lever 2000, Caress, Dove and Shield bar soaps; Pond's and Vaseline skin care products; Q-tips cotton swabs and cotton balls; Mentadent, Aim, Close-up and Pepsodent oral care products; Degree, Suave and Brut deodorant/toiletry products; Finesse, Salon Selectives, Suave, ThermaSilk, Aqua Net and Rave hair care products; and Calvin Klein and Elizabeth Arden cosmetic and fragrance products. In addition, DiverseyLever, a global professional cleaning business, operates in North America, supplying professional cleaning materials and services to institutional and industrial markets.

CONTACT:  John T. Gould, Jr., 212/906-4694, Unilever, New York